UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A/A
AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Arlington Tankers Ltd.

(Exact Name of Registrant as Specified in Charter)

Bermuda	001-32343	98-0460376

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
First Floor, The Hayward Building
22 Bermudiana Road
Hamilton HM 11, Bermuda

(Address of Principal Executive Offices) (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☑
Securities Act registration statement file number to which this form relates:
(If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Securities to be registered pursuant to Section 12(g) of the Act:
Preference Share Purchase Rights
(Title of Class)

The undersigned registrant, Arlington Tankers Ltd., a Delaware corporation (the “Company”), hereby amends the following items, exhibits and portions of its Registration on Form 8-A filed with the U.S. Securities and Exchange Commission on June 30, 2008 (the “Form 8-A”) as set forth below.
Item 1: Description of Registrant’s Securities to be Registered.
Item 1 of Form 8-A filed by Registrant is hereby amended to include the following:
On August 5, 2008, the Company entered into a definitive Agreement and Plan of Merger and Amalgamation (the “Merger Agreement”) with General Maritime Corporation (“General Maritime”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Galileo Merger Corporation, a wholly-owned subsidiary of Galileo Holding Corporation (“New Parent”), a newly-formed subsidiary of the Company and General Maritime, will merge with and into General Maritime, with General Maritime continuing as the surviving corporation of such merger (the “Merger”), and the Company will amalgamate with Archer Amalgamation Limited, a wholly owned subsidiary of New Parent, with the resulting amalgamated company continuing as the surviving entity (the “Amalgamation”).
On August 5, 2008, prior to the execution of the Merger Agreement, the board of directors of the Company approved an amendment (the “Rights Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of June 26, 2008, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent. The Rights Amendment, among other things, renders the Rights Agreement inapplicable to the Amalgamation and the Merger. The Rights Amendment provides, among other things, that none of the approval, adoption, execution or delivery of the Merger Agreement, the performance by any party to the Merger Agreement of its obligations thereunder, or the consummation of the transactions contemplated by the Merger Agreement, will result in the rights becoming exercisable or in New Parent, Amalgamation Sub, Merger Sub or any of their affiliates and associates being deemed an “Acquiring Person” under the Rights Agreement.
A copy of the Rights Amendment is attached hereto as Exhibit 4.2 and is incorporated herein by reference. The foregoing description of the Rights Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Amendment.
Item 2: Exhibits.
Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto:

Exhibit Number

4.2	Amendment to Rights Agreement, dated as of August 5, 2008, by and between Arlington Tankers Ltd. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K, File No. 001-32343, filed with the U.S. Securities and Exchange Commission on August 5, 2008).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Arlington Tankers Ltd.
Date: August 7, 2008	By:	/s/ Edward Terino
Edward Terino
Chief Executive Officer, Chief Financial Officer and President

EXHIBIT INDEX

Exhibit Number	Description

4.1	Rights Agreement, dated as of June 26, 2008, between Arlington Tankers Ltd. and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes as Exhibit A the Form of Certificate of Designation of Series A Junior Participating Preference Shares, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preference Shares (incorporated herein by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K, File No. 000-32343, filed with the Securities and Exchange Commission on June 30, 2008).

4.2	Amendment to Rights Agreement, dated as of August 5, 2008, by and between Arlington Tankers Ltd. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K, File No. 001-32343, filed with the U.S. Securities and Exchange Commission on August 5, 2008).